UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2006 (December 18, 2006)

SAMSONITE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23214	36-3511556
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

11200 East 45th Avenue Denver, Colorado	80239-3018
(Address of principal executiveoffices)	(Zip Code)

(303) 373-2000

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

On December 18, 2006, Samsonite Corporation (the “Company”) delivered a Notice and Information Package (the “Notice and Information Package”) to Holders of its 2003 Convertible Preferred Stock (the “Preferred Stock”), pursuant to paragraph (g)(iii)(I) of the Certificate of Designation governing the Preferred Stock (the “Certificate of Designation”). The Notice and Information Package notified the Holders that, among other things, the Board of Directors of the Company (the “Board”) is expected to take the following actions on or about December 20, 2006:

•                  Approve a cash distribution in an aggregate amount of $175 million that will include:

•                  Approval of certain dilution adjustment payments to holders of the Company’s outstanding options in an aggregate amount of approximately $5.5 million (the “Dilution Adjustment Payments”).

•                  Declaration of dividends (the “Preferred Dividend”), in an aggregate amount of $5,485,172, or equal to $359.33 per share of Preferred Stock, on all outstanding shares of Preferred Stock (the “Continuing Preferred Stock”) that have not been converted into Common Stock and continue to be held of record as of January 5, 2007 (such date, or any later date established by the Board as the record date for the Preferred Dividend, the “Preferred Record Date”) comprised of:

•                  all accrued dividends from the original issuance date of the Preferred Stock (the “Issue Date”) through the end of the most recently completed dividend period (December 15, 2006) (the “Dividend Arrearage”); and

•                  all dividends the accrual of which will have been accelerated pursuant to paragraph (c)(i) of the Certificate of Designation for the period up to and including the dividend payment date immediately preceding the fourth anniversary of the Issue Date (such dividend payment date being June 15, 2007) (the “Accelerated Dividends”).

•                  Declaration of dividends (the “Common Dividend”), payable to all holders of Common Stock held as of January 2, 2007 (such date, or any later date established by the Board as the record date for the Common Dividend, the “Common Record Date”) and, in satisfaction of the Payout Election, to all Holders of Preferred Stock held as of the Common Record Date, comprised of the following amounts:

•                  an aggregate amount at least equal to approximately $164,122,676, which is the excess of $175 million over the sum of the minimum amount of Dilution Adjustment Payments and the maximum amount of the Preferred Dividend (in each case, assuming that the full amount of the Preferred Dividend is paid on the First Dividend Payment Date (as defined below)) (the “Minimum Common Dividend”) (it is possible that the full amount of the Preferred Dividend paid will decrease to the extent that shares of Preferred Stock are converted into shares of Common Stock on or prior to the Preferred Record Date), and

•                  if all or any portion of the Preferred Dividend is not paid on the First Dividend Payment Date (the “Unpaid Preferred Dividend”), then an aggregate amount equal to the Unpaid Preferred Dividend less any Dilution Adjustment Payments which were not paid on the First Dividend Payment Date (the “Supplemental Common Dividend”).

•                  Establish:

•                  January 5, 2007, as the payment date for the Preferred Dividend and the Minimum Common Dividend, and if the conversion agent has sufficient information regarding the status of all conversions of Preferred Stock such that it can make payment arrangements in time, the Supplemental Common Dividend (such date, or any later date established by the Board for the payment of the Preferred Dividend and the Minimum Common Dividend, the “First Dividend Payment Date”).

•                  The Company expects to pay in cash the Dividend Arrearage and the Accelerated Dividends to all record holders of Continuing Preferred Stock on the First Dividend Payment Date.

•                  January 3, 2007, as the payment date for any Supplemental Common Dividend if such dividend was not already paid on the First Dividend Payment Date.

On November 20, 2006, the Board approved the formation of a special committee of independent directors (the “Special Committee”) to review and evaluate the conversion of Preferred Stock described in the Notice and Information Package, the Preferred Dividend, the Common Dividend and the Dilution Adjustment Payments, to negotiate the terms of such transactions with representatives of the holders of the Preferred Stock and to make recommendations to the Board. There can be no assurance that the Special Committee will recommend these transactions in the manner currently contemplated or at all or that the Preferred Dividend and/or the Common Dividend will be declared or paid..  If the Board declares the Common Dividend, the Company will give all holders of Preferred Stock notice thereof in accordance with paragraph (c)(iii)(B) of the Certificate of Designation and will also publicly announce such declaration. The payment of any declared Preferred Dividend and Common Dividend will be contingent upon the closing under the new credit facility described in the Notice and Information Package.

A copy of the Notice and Information Package is attached hereto as Exhibit 99.1 and a copy of the Conversion Notice is attached hereto as Exhibit 99.2, and each such document is incorporated by reference in this Item 8.01.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Notice to Holders of Preferred Stock, pursuant to paragraph (c)(iii)(B)(2) of the Certificate of Designation, and Information Package.
99.2	Form of Conversion Notice.

Signatures

                Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Samsonite Corporation

By:	/s/ Richard H. Wiley
Name: Richard H. Wiley
Title: Chief Financial Officer, Treasurer and Secretary

Date: December 18, 2006